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                                                                  Exhibit (a)(9)
PRESS RELEASE

        ILLINOIS TOOL WORKS FILES HSR REPORT ON TRIDENT ACQUISITION

            Glenview, IL - January 15, 1999. Illinois Tool Works Inc. (NYSE:
ITW) announced that on January 13, 1999 it filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 its Notification and Report Form with respect to the proposed acquisition of Trident International, Inc. (NASDAQ: TRDT). Accordingly, the waiting period under the HSR Act should expire on January 28, 1999, unless the time period is extended, or early termination is granted, under the HSR Act.

            Trident designs, manufactures and markets proprietary impulse ink jet technology to industrial original equipment manufacturers worldwide. Trident's product line includes patented impulse ink jet printheads, ink delivery systems, a range of inks and electronic interface circuits.

            ITW is a multinational manufacturer of highly engineered components and industrial systems. The company has approximately 365 operations in 34 countries and 25,700 employees.